Exhibit 10.1

FIRST AMENDMENT

TO THE

NANOVIBRONIX, INC. 2024 LONG-TERM INCENTIVE PLAN

This FIRST AMENDMENT TO THE NANOVIBRONIX, INC. 2024 LONG-TERM INCENTIVE PLAN (this “Amendment”), effective as of December 4, 2025, is made and entered into by NanoVibronix, Inc., a Delaware corporation (the “Company”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the NanoVibronix, Inc. 2024 Long-Term Incentive Plan (the “Plan”).

RECITALS

WHEREAS, the Company sponsors and maintains the Plan in order to attract and retain the services of key employees, contractors, and outside directors of the Company and its subsidiaries;

WHEREAS, Article 9 of the Plan provides that the Board of Directors of the Company (the “Board”) may amend the Plan at any time and from time to time;

WHEREAS, the Company originally reserved 600,000 shares of Common Stock for issuance under the Plan, subject to adjustment and increase as provided under the terms of the Plan;

WHEREAS, the Company subsequently approved a 1-for-11 reverse stock split of the Company’s Common Stock, effective as of March 14, 2025, after which, and in accordance with Article 11 of the Plan, the number of shares of Common Stock reserved for issuance under the Plan was reduced to 54,545 shares of Common Stock;

WHEREAS, on August 11, 2025, the Company effected a 1-for-10 reverse stock split such that, after giving effect to the reverse stock split, there were 5,454 shares of Common Stock reserved for issuance pursuant to awards under the Plan;

WHEREAS, the Board desires to amend the Plan to increase the aggregate number of shares of Common Stock that may be issued under the Plan as set forth in Section 5.1 of the Plan by an additional 1,200,000 shares of Common Stock; and

WHEREAS, the Board intends to submit this Amendment to the Company’s stockholders for their approval.

NOW, THEREFORE, in accordance with Article 9 of the Plan, the Company hereby amends the Plan as follows:

1. Section 5.1 of the Plan is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 5.1:

5.1 Number Available for Awards. Subject to adjustment as provided in Articles 11 and 12 and any increase by any Prior Plan Awards eligible for reuse pursuant to Section 5.2 below, the maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is 1,205,454 shares, of which one hundred percent (100%) may be delivered pursuant to Incentive Stock Options. Shares to be issued may be made available from authorized but unissued Common Stock, Common Stock held by the Company in its treasury, or Common Stock purchased by the Company on the open market or otherwise. During the term of this Plan, the Company will at all times reserve and keep available the number of shares of Common Stock that shall be sufficient to satisfy the requirements of this Plan. After the Effective Date, no awards may be granted under the Prior Plan.

2. This Amendment shall be effective on the date first set forth above. In the event stockholder approval of this Amendment is not obtained within twelve (12) months of the date the Board approved this Amendment, the additional shares added to the Plan pursuant to this Amendment shall not be available for grant as Incentive Stock Options.

3. Except as expressly amended by this Amendment, the Plan shall continue in full force and effect in accordance with the provisions thereof.

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IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date first written above.

NANOVIBRONIX, INC.

By:	/s/ Doron Besser, M.D.
Name:	Doron Besser, M.D.
Title:	Chief Executive Officer